================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SIGHT RESOURCE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          SIGHT RESOURCE CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               [LOGO OF SIGHT RESOURCE CORPORATION APPEARS HERE]

                          SIGHT RESOURCE CORPORATION
                              100 JEFFREY AVENUE
                              HOLLISTON, MA 01746

                                                                 April 23, 1998

Dear Stockholder,

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Sight Resource Corporation (the "Company") to be held at 9:00 a.m. on Thursday, May 28, 1998 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 38th floor, One Financial Center, Boston, Massachusetts 02111.

  At the Annual Meeting, the Company will ask the Stockholders to elect three members to the Board of Directors. The Company will also ask the Stockholders to ratify the selection of KPMG Peat Marwick, LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ William T. Sullivan
                                          WILLIAM T. SULLIVAN
                                          President and Chief Executive
                                           Officer

                            YOUR VOTE IS IMPORTANT.

                      PLEASE RETURN YOUR PROXY PROMPTLY.

               [LOGO OF SIGHT RESOURCE CORPORATION APPEARS HERE]

                          SIGHT RESOURCE CORPORATION
                              100 JEFFREY AVENUE
                              HOLLISTON, MA 01746

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1998

                               ----------------

To the Stockholders of Sight Resource Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sight Resource Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Thursday, May 28, 1998 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 38th floor, Boston, Massachusetts 02111 for the following purposes:

    1. To elect three members to the Board of Directors to serve until the Annual Meeting of Stockholders in the year 2001 and until their successors are duly elected and qualified.

    2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on April 1, 1998, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

  All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                          By Order of the Board of Directors,

                                          /s/ William T. Sullivan
                                          WILLIAM T. SULLIVAN
                                          President and Chief Executive
                                           Officer

April 23, 1998

               [LOGO OF SIGHT RESOURCE CORPORATION APPEARS HERE]

                          SIGHT RESOURCE CORPORATION
                              100 JEFFREY AVENUE
                              HOLLISTON, MA 01746

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sight Resource Corporation (the "Company"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 28, 1998, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 38th floor, One Financial Center, Boston, Massachusetts 02111 and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for director named herein and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve each proposal, other than the election of directors which requires a plurality of the shares voted affirmatively or negatively at the Meeting. With respect to the tabulation of votes on any matter, abstentions are treated as present or represented and entitled to vote at the Meeting, while broker non-votes are treated as not being present or represented and entitled to vote at the Meeting.

  The close of business on April 1, 1998 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on April 1, 1998, the Company had 8,797,790 shares of Common Stock and 1,452,119 shares of Series B Convertible Preferred Stock ("Preferred Stock") outstanding and entitled to vote. Holders of Common Stock and Preferred Stock are entitled to one vote per share on all matters to be voted on by Stockholders.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

  This Proxy Statement and the accompanying proxy are being mailed on or about April 23, 1998 to all Stockholders entitled to notice of and to vote at the Meeting.

  The Annual Report to Stockholders for the fiscal year ended December 31, 1997 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

  The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of April 1, 1998 by each Stockholder known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock, each current director of the Company, each named executive officer (as defined below) of the Company, and all directors and executive officers of the Company as a group:

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED(1)
                                                              -----------------
NAME AND ADDRESS** OF BENEFICIAL OWNER                         NUMBER   PERCENT
--------------------------------------                        --------- -------
Carlyle Venture Partners, L.P.(2)............................ 1,742,543  16.5%
 1001 Pennsylvania Avenue, N.W.
 Suite 220 South
 Washington, D.C. 20004
Gordon Safran................................................   438,116   5.0%
 1549 E. 30th Street
 Cleveland, OH 44114
William G. McLendon(3).......................................   360,895   4.1%
Elliot S. Weinstock, O.D.(4).................................   318,000   3.6%
Stephen M. Blinn(5)..........................................   300,808   3.4%
William T. Sullivan(6).......................................   141,290   1.6%
Russell E. Taskey(7).........................................    40,900    *
Gary Jacobson, M.D.(7).......................................    24,500    *
Allen R. Kirkpatrick(7)......................................    22,500    *
Richard G. Darman(2).........................................       -0-   --
J. Mitchell Reese(2).........................................       -0-   --
Craig H. Risk(8).............................................    10,000    *
James Spevock(9).............................................    12,000    *
Thomas Wille.................................................       -0-   --
Alan MacDonald(10)...........................................    19,766    *
All Directors and executive officers as a group (13           1,250,659  13.7%
 persons)(11)................................................

--------
*  Represents beneficial ownership of less than 1% of the Company's Common
   Stock.
** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

(1) The number of shares of Common Stock issued and outstanding on April 1, 1998 was 8,797,790. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at April 1, 1998, plus shares of Common Stock subject to options held by such person at April 1, 1998 and exercisable within 60 days thereafter and shares underlying redeemable common stock purchase warrants (the "Warrants"), warrants issued to investors (the "Investor Warrants") and shares of Preferred Stock held by such person. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
(2) Includes 1,229,472 shares issuable upon conversion of 1,024,560 shares of Preferred Stock and upon exercise of 204,912 Investor Warrants issued to Carlyle Venture Partners, L.P. ("CVP"), whose general partner is TCG Ventures, Ltd. ("Ventures Ltd."). The sole shareholder of Ventures Ltd. is TCG Ventures, L.L.C. ("Ventures LLC"). Mr. Richard G. Darman and Mr.
     J. Mitchell Reese are Managing Directors of Ventures LLC. Mr. Darman and Mr. Reese may be deemed to share beneficial ownership of shares owned by CVP, but each of them disclaims any such beneficial ownership. Also includes an aggregate of 513,071 shares issuable upon conversion of 427,559 shares of Preferred Stock and upon exercise of 85,512 Investor Warrants held by affiliates of CVP: C/S Venture Investors, L.P. ("C/S"), whose general partner is Ventures Ltd.; Carlyle U.S. Venture Partners, L.P. ("CUS") and Carlyle Venture Coinvestment, L.L.C. ("CVC"), whose general partner and managing member, respectively, is Ventures LLC.
     Mr. Darman and Mr. Reese may be deemed to share beneficial ownership of shares owned by C/S, CUS and CVC, but each of them disclaims any such beneficial ownership.
(3) Includes 50,000 shares issuable upon exercise of stock options within 60 days after April 1, 1998. Also includes, 3,000 shares of common stock held by a member of Mr. McLendon's immediate family of which Mr. McLendon disclaims beneficial ownership.
(4) Includes 18,000 shares issuable upon exercise of stock options within 60 days after April 1, 1998.
(5) Includes 51,668 shares issuable upon exercise of stock options within 60 days after April 1, 1998, and 42,192 shares gifted to Mr. Blinn's immediate family, of which Mr. Blinn disclaims beneficial ownership.
(6) Includes 100,000 shares issuable upon exercise of stock options within 60 days after April 1, 1998.
(7) Includes 22,500 shares issuable upon exercise of stock options within 60 days after April 1, 1998, and shares issuable upon exercise of the Warrants.
(8) Includes 10,000 shares issuable upon exercise of stock options within 60 days after April 1, 1998.
(9) Includes 12,000 shares issuable upon exercise of stock options within 60 days after April 1, 1998.
(10) Includes 18,666 shares issuable upon exercise of stock options within 60 days after April 1, 1998.
(11) Includes 309,834 shares issuable upon exercise of stock options within 60 days after April 1, 1998, and shares issuable upon exercise of the Warrants.

                                  MANAGEMENT

DIRECTORS

  The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, with each class to be as nearly equal in number as is reasonably possible. The Company has designated three Class A directors (Mr. Kirkpatrick, Mr. Blinn and Mr. Darman), three Class B directors (Dr. Jacobson, Mr. Taskey and Mr. Sullivan) and three Class C directors (Mr. McLendon, Dr. Weinstock and Mr. Reese). The Class B directors constitute a class with a term which expires at the upcoming meeting. Class A and Class C directors will serve until the annual meetings of stockholders to be held in 2000 and 1999, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  The names of the Company's current directors and certain information about them are set forth below:

     NAME                     AGE POSITION WITH THE COMPANY
     ----                     --- -------------------------
     William G. McLendon.....  46 Chairman of the Board of Directors
     William T. Sullivan.....  54 President, Chief Executive Officer and Director
     Stephen M. Blinn........  50 Director and President of SightCare
     Elliot S. Weinstock,
      O.D....................  50 Director
     Russell E. Taskey.......  64 Director
     Gary Jacobson, M.D......  60 Director
     Allen R. Kirkpatrick....  56 Director
     Richard G. Darman.......  54 Director
     J. Mitchell Reese.......  39 Director

  William G. McLendon has been a Director of the Company since its inception in 1992 and served as President from 1992 to January 1998 and Chief Executive Officer from April 1994 to January 1998. Mr. McLendon served as Vice President and Chief Financial Officer of IBIS Technology Corporation, a manufacturer of silicon-based materials for semiconductors, from 1990 to 1993. Prior thereto, Mr. McLendon was the Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc. from 1986 to 1990, and was Vice President and Chief Financial Officer of Zymet, Inc. from 1983 to 1985. Mr. McLendon is a Director of Epion Corporation, a company which develops advanced materials and new technology for semiconductors and other applications.

  William T. Sullivan has been President, Chief Executive Officer and a Director of the Company since January of 1998. Mr. Sullivan served as President and Chief Operating Officer of BEC Group, a company whose business includes marketing and distributing premium sunglasses, from 1994 to 1997. Mr. Sullivan served as President of the Consumer Optical Group at Optical Radiation Corporation from 1987 to the time it was acquired by BEC Group in 1994. Prior thereto, Mr. Sullivan served for eleven years in senior management positions for Pearle Vision Center, including four years as President. Mr. Sullivan is a Director of Lumen Technologies.

  Stephen M. Blinn has been Executive Vice President and a Director since joining the Company in May 1993. Mr. Blinn served as Chief Operating Officer from May 1993 to January 1998 and has served as President of the Company's SightCare operations since January 1998. Mr. Blinn served as Executive Vice President, Strategic Marketing Development of Summit Technology, Inc. from 1991 to May 1993. Mr. Blinn first joined Summit in 1987 and served as Vice President, Sales and Marketing. Prior thereto he was the co-founder and President of Source Research, Inc., a distribution company for medical lasers and cardiac pacemakers from 1985 to 1987.

  Elliot S. Weinstock, O.D. was elected as a Director of the Company upon the acquisition by the Company of Cambridge Eye Associates, Inc. in February 1995. Prior to January 2, 1997, Dr. Weinstock served as President of Cambridge Eye. Dr. Weinstock has served on the advisory boards of several major contact lens manufacturers.

  Russell E. Taskey has been a Director of the Company since November, 1992. Mr. Taskey is currently President of R. E. Taskey, Associates a human resource consulting firm. Mr. Taskey served as Vice President of Human Resources at The Analytic Sciences Corporation ("TASC") from 1973 to 1994. Mr. Taskey was the founding President and is presently a Director of the North East Human Resource Association, a 2,000 person human resource professional association. He also serves on the advisory board of Active Control Experts and the advisory board of Epion Corporation.

  Gary Jacobson, M.D. has been a Director of the Company since November 1992. Dr. Jacobson is a founder of two Massachusetts hospitals, Westwood Lodge and Pembroke Hospital, has served as President of each from 1990 to 1995 and now serves as their Clinical Director. He is a physician board-certified in psychiatry and is a past President of the Massachusetts Psychiatric Society. He has held an appointment at Massachusetts General Hospital since 1969 and has served as Assistant Clinical Professor at Harvard Medical School since 1977.

  Allen R. Kirkpatrick has been a Director of the Company since December 1992. Mr. Kirkpatrick has been President of Epion Corporation, a company which develops advanced materials and new technology for semiconductors and other applications, since 1984. Prior thereto he was General Manager of the Ion Materials Systems Division of Eaton Corporation from 1981 through 1984 and Manager of the Solid State Division of Spire Corporation from 1973 through 1980.

  Richard G. Darman has been a Director of the Company since December 1997. Mr. Darman has been a Partner of The Carlyle Group, a Washington D.C. based investment group, since 1993. Since January 1998 he has also been a Public Service Professor at Harvard University. Mr. Darman served as Director of the U.S. Office of Management and Budget and as a member of President Bush's Cabinet from 1989 to 1993. Prior thereto he was a Managing Director of Shearson Lehman Brothers, Inc. from 1987 to 1989. Mr. Darman is a trustee of The New England Funds.

  J. Mitchell Reese has been a Director of the Company since January 1998. Mr. Reese has been Managing Director-Venture of The Carlyle Group, a Washington D.C. based investment group, since 1997. Mr. Reese served as President of the Venture Capital Division, and co-head of the Investment Banking Group, at Morgan Keegan, Inc. from 1990 to 1997. Prior thereto he was with Alex Brown and Sons.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  Meeting Attendance. During the fiscal year ended December 31, 1997 there were five meetings of the Board of Directors, and the various committees of the Board of Directors met a total of four times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 1997. In addition, from time to time, the members of the Board of Directors and its committees acted by unanimous written consent pursuant to Delaware law.

  Audit Committee. The Audit Committee has three members, Messrs. McLendon, Kirkpatrick and Taskey. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Audit Committee met once during the year ended December 31, 1997.

  Compensation Committee. The Compensation Committee, which met three times during fiscal 1997, has three members, Messrs. Taskey and Kirkpatrick who served throughout the year, and Messr. Darman who joined in December of 1997. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "Stock Option Plan").

  The Audit Committee and Compensation Committee are the only standing Committees of the Board of Directors. The Company does not have a standing Nominating Committee.

COMPENSATION OF DIRECTORS

  The Company has implemented a stock option program under its Stock Option Plan for non-employee directors. The Stock Option Plan provides for a grant to each non-employee director immediately following each annual meeting of shareholders of a non-qualified option to purchase 5,000 shares of Common Stock, provided that on such date such director has been in the continued and uninterrupted services of the Company as a director for a period of at least one year. Each such option has an exercise price equal to the fair market value of the Common Stock on the date of grant and vests in equal annual installments over two years. The Company currently has no other compensation arrangements for members of the Board of Directors but may elect in the future to compensate Board members for attendance at regular meetings of the Board of Directors and for meetings of the committees of the Board.

EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company as of April 17, 1998 who are not also directors, are set forth below. The executive officers serve at the pleasure of the Board of Directors.

           NAME             AGE POSITION WITH THE COMPANY
           ----             --- -------------------------
           Craig H. Risk...  43 Vice President of Operations

  Craig H. Risk, has been Vice President of Operations of the Company since December 1997. Mr. Risk served as President and Chief Executive Officer of Visual Options, Inc., an optical retailer, from 1993 to 1997. Mr. Risk served as President and Chief Operating Officer of Lens Lab--Paris Miki, Inc., a chain operating "superoptical" stores in ten states. Prior thereto, Mr. Risk served as Managing Director and Chief Executive Officer of Vision Express of Australia, a chain of optical stores which he helped to develop as part of a joint venture which included Paris Miki.

                       REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee (the "Committee") consists of the following non-employee members of the Board of Directors: Russell Taskey, Allen Kirkpatrick and Richard Darman. The Committee determines and maintains the Company's executive compensation policies and objectives and administers the Company's Stock Option Plan.

  The objectives of the Committee are to attract and retain highly talented and productive executives, to provide incentives for superior performance and to align the interests of the executive officers with the interests of the Company's stockholders. At the current stage of the Company's development, the Committee also strives to administer the compensation program in a manner that conserves the cash resources of the Company.

  The Company's executive compensation program combines cash compensation with long-term incentive compensation, consisting principally of stock option grants, to attract, motivate and maintain its executive officers. In addition, each executive is included in the Company's benefit plan which includes health, dental, life and disability insurance and which is offered to all employees of the Company.

  Cash compensation consists of base salary and annual bonus programs. When setting base salary levels, including the base salary level for the Chief Executive Officer, the Committee considers the individual's salary history, experience, performance and contribution to the management team. Also considered is the performance of the Company and its progress towards implementing its business plan. The Committee also considers salaries of executives in other companies of similar size and industry, as well as the competitive market conditions, for the purpose of determining base salary necessary to recruit and retain highly talented and productive executives. The Committee generally intends to target base salary levels of the Company's executive officers, including the Company's Chief Executive Officer, to the mid-range of such comparable companies.

  Cash bonuses are awarded to executives principally as a mechanism to recognize and reward individual and/or Company achievements. The Committee has not established specific, quantitative measures for awarding cash bonuses, but rather awards such bonuses as individual achievements warrant, based on subjective criteria and recommendations of the Chief Executive Officer, except for cash bonuses to the Chief Executive Officer, which the Committee evaluates separately.

  The Committee believes that stock option grants: (1) align executive interest with stockholder interest by creating a direct link between compensation and stockholder return; (2) assure that executives maintain a significant long-term interest in the Company's success; (3) help retain key executives in a competitive market; and (4) allow the Company to conserve cash by reducing cash bonuses. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual and/or Company performance measures established for each individual officer, including the Company's Chief Executive Officer. Generally, options granted to executive officers vest in equal annual installments over a period of three years and expire ten years from the date of grant.

Russell Taskey
Allen Kirkpatrick
Richard Darman

                            EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer at December 31, 1997, each of the two other most highly compensated executive officers of the Company in fiscal 1997 who were serving as such at the end of fiscal 1997 and each of two additional individuals for whom such information would have been provided but for the fact that such individual was not serving as an executive officer at the end of fiscal 1997 (the "named executive officers") for services rendered to the Company in all capacities during the fiscal year ended December 31, 1997. No other executive officer of the Company received compensation exceeding $100,000 for the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                     ANNUAL COMPENSATION        AWARDS
                                 --------------------------- ------------
                                                              SECURITIES
NAME AND PRINCIPAL        FISCAL                              UNDERLYING      ALL OTHER
POSITION                   YEAR  SALARY($) BONUS($) OTHER($)  OPTIONS(#)  COMPENSATION($)(1)
------------------        ------ --------- -------- -------- ------------ ------------------
William G. McLendon(2)...  1997   176,745   20,000    -0-          -0-           6,765
 President and Chief       1996   171,596      -0-    -0-       30,000           3,169
  Executive Officer        1995   161,500      -0-    -0-       30,000             895
Stephen M. Blinn(3)......  1997   175,683   20,000    -0-          -0-           8,313
 Executive Vice President
  and                      1996   169,683      -0-    -0-       30,000           4,644
  Chief Operating Officer  1995   158,875      -0-    -0-       30,000           1,090
Alan MacDonald(4)........  1997   125,537    6,000    -0-          -0-           2,291
 Vice President, Finance
  and                      1996    99,082      -0-    -0-       52,000             -0-
  Administration
Tom Wille(5).............  1997   113,263      -0-    -0-       30,000          44,589
 Vice President of
  Operations
James Spevock(6).........  1997   117,428    6,000    -0-          -0-           6,204
 Vice President of
  Operations               1996   108,306      -0-    -0-       26,000           3,596

--------
(1) Represents the cost to the Company of matching contribution under the Company's 401K Plan, the dollar value of premiums paid by the Company with respect to term life insurance for all named executive officers, car allowances, relocation expenses, and imputed interest on interest-free loans.
(2) Mr. McLendon became an executive officer of the Company effective November 1992. Mr. McLendon resigned his positions as President and Chief Executive Officer effective January 1998 and continues to serve as Chairman of the Board of Directors. The Company hired William T. Sullivan to serve as President and Chief Executive Officer effective January 26, 1998. Mr. Sullivan receives an annual salary of $245,000.
(3) Mr. Blinn became an executive officer of the Company effective April 1993. Mr. Blinn resigned his position as Chief Operating Officer effective January 1998 and continues to serve as President of the Company's SightCare operations.
(4) Mr. MacDonald became an executive officer of the Company effective January 1996 and resigned his position with the Company effective January 1998.
(5) Mr. Wille became an executive officer of the Company effective January 1997 and resigned his position with the Company effective December 1997. The salary indicated for Mr. Wille includes payments pursuant to the terms of his separation arrangement with the Company.
(6) Mr. Spevock became an executive officer of the Company effective August 1995 and resigned his position with the Company effective July 1997. The salary indicated for Mr. Spevock includes payments pursuant to the terms of his separation arrangement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding each stock option granted during fiscal year 1997 to each of the named executive officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option. Actual gains, if any, on stock options, exercises and Common Stock holdings are dependent on the future performance of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL
                                                                REALIZED VALUE
                                                                  AT ASSUMED
            NUMBER OF                                          ANNUAL RATES OF
            SECURITIES                                           STOCK PRICE
            UNDERLYING     % OF TOTAL                            APPRECIATION
             OPTIONS     OPTIONS GRANTED  EXERCISE             FOR OPTION TERM
             GRANTED      TO EMPLOYEES      PRICE   EXPIRATION ----------------
NAME          (#)(1)    IN FISCAL YEAR(2) ($/SHARE)    DATE      5%      10%
----        ----------  ----------------- --------- ---------- ------- --------
Tom Wille..   30,000(3)       10.1%         4.625    1/17/07   $87,259 $221,132

--------
(1) The options were granted pursuant to the Company's Stock Option Plan at an exercise price equal to or greater than the fair market value on the date of grant.

(2) The Company granted options representing 296,428 shares of Common Stock in fiscal year 1997.
(3) These options were granted pursuant to the Company's Stock Option Plan and are incentive stock options which vest annually in three equal installments commencing one year from date of grant. All of Mr. Wille's options expired unexercised 90 days following his resignation from the Company.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides information regarding the exercises of options by each of the named executive officers during fiscal year 1997. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock. During fiscal 1997, Mr. Blinn acquired 138,332 shares of the Company's Common Stock by exercising stock options. The shares were valued at $594,111 and were paid for with an unsecured promissory note. The note is due the earlier of September 2, 2007 or the date upon which Mr. Blinn receives the proceeds of the sale of not less than 20,000 of the shares acquired in connection with the exercise of the stock options. Interest accrues at the rate of 6.55%, compounding annually, and is payable on the earlier of the maturity date of the note or upon certain defined Events of Default. Mr. Blinn may prepay all or any part of the note without penalty or premium.

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF             VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                             SHARES                        FISCAL YEAR-END         AT FISCAL YEAR-END ($)
                            ACQUIRED        VALUE     ------------------------- -----------------------------
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE (1)
----                     --------------- ------------ ----------- ------------- ----------- -----------------
William G. McLendon.....         --            --       40,000       20,000         -0-            -0-
Stephen M. Blinn........     138,332       594,111      51,668       20,000         -0-            -0-
Alan MacDonald..........         --            --       26,666       25,334         -0-            -0-
Tom Wille...............         --            --       10,000       20,000         -0-            -0-
James Spevock...........         --            --       12,000         -0-          -0-            -0-

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $3.75, the closing sale price per share of the Company's Common Stock as reported on NASDAQ on December 31, 1997.

                               PERFORMANCE GRAPH

  The graph below compares the performance of Sight Resource Corporation with that of the NASDAQ Stock Market Total Return Index, the NASDAQ Health Service Stock Return Index and the NASDAQ Retail Trade Stock Return Index. Historically the Company has compared its performance with that of the NASDAQ Health Service Group because the Company believed that its provision of laser vision correction ("LVC") services made such a comparison appropriate. During the last fiscal year the Company has increased its role as a provider of retail optical goods. During the same period of time the Company has closed a majority of its LVC centers and the percentage of total revenues derived from LVC services has been significantly reduced. For these reasons the Company believes that its performance should be compared with that of the NASDAQ Retail Trade Group. The comparison of total return on investment (change in period end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on March 31, 1993 in each of Sight Resource Corporation, the NASDAQ Stock Market, NASDAQ Health Service Group and the NASDAQ Retail Trade Group with investment weighted on the basis of market capitalization. The graph lines merely connect quarter-end dates and do not reflect fluctuation between those dates.

                             [GRAPH APPEARS HERE]

                              3/93    6/93    9/93    12/93    3/94    6/94     9/94     12/94     3/95      6/95    9/95    12/95
Sight Resource Corporation   100.00  136.00  140.00  146.00   136.00  102.00    78.00    80.00    106.00    118.00  140.00   172.00
NASDAQ Stock Market          100.00  101.92  110.51  112.68   107.95  102.90   111.42   110.15    120.08    137.36  153.90   155.78
NASDAQ Health Service Stocks 100.00  105.28  113.09  128.78   131.26  119.55   142.88   138.18    151.40    130.32  151.31   175.51
NASDAQ Retail Trade Stocks   100.00   98.73  109.51  111.49   102.47   98.29   107.45   101.57    100.47    110.67  118.47   111.90

                                        3/96     6/96      9/96     12/96     3/97     6/97     9/97    12/97
Sight Resource Corporation             132.00   106.00    102.00    73.01    62.00    71.01    87.01    60.00
NASDAQ Stock Market                    163.04   176.35    182.62   191.60   181.21   214.43   250.70   235.12
NASDAQ Health Service Stocks           182.99   199.34    198.21   175.60   163.96   183.01   199.12   178.98
NASDAQ Retail Trade Stocks             125.85   134.51    142.00   133.40   126.89   143.37   162.56   157.21

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  The Company has entered into employment agreements with Messrs. Sullivan, McLendon and Blinn which provide for Mr. Sullivan to serve as President and Chief Executive Officer until January 26, 2001, Mr. McLendon to serve as Chairman of the Company until March 1999, and Mr. Blinn to serve as President of the Company's SightCare operations until April 1999. Under their respective agreements, Mr. Sullivan is to receive an annual salary of $245,000, Mr. McLendon an annual salary of $200,000 and Mr. Blinn an annual salary of $200,000, each subject to increase from time to time by the Board of Directors. Each of Mr. McLendon and Mr. Blinn are also eligible to receive a discretionary annual bonus not to exceed 30% of their yearly base salaries payable annually based upon profitability of the Company. Mr. Sullivan is also eligible to receive a discretionary annual bonus not to exceed 50% of his yearly base salary payable annually based upon profitability of the Company. The Company has entered into an employment contract with Elliot S. Weinstock, O.D., to serve as President of the Company's wholly-owned subsidiary, Cambridge Eye Associates, Inc., which agreement terminated December 31, 1997. The agreements for Messrs. Sullivan, McLendon and Blinn provide for a payment of one year's salary in the event employment is terminated upon certain changes of control of the Company. Changes of control which may trigger a payment of one year's salary are (i) a person's becoming the beneficial owner of 25% or more of the outstanding Common Stock of the Company, (ii) if, ten days following a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 25% or more of the outstanding Common Stock of the Company, such person has not discontinued or rescinded the tender offer or exchange offer, or (iii) a merger, consolidation, liquidation or sale of substantially all of the Company's assets. In the event that Mr. Sullivan's, Mr. McLendon's or Mr. Blinn's employment is terminated by the Board of Directors without cause or in certain other circumstances, each of them is entitled to one year's base salary and the cost of one year's health benefits as severance.

                         COMPLIANCE WITH SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during fiscal 1997. All of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and its 10% holders and copies of the reports that they have filed with the SEC.

                             CERTAIN TRANSACTIONS

  On November 25, 1997, the Company closed upon the sale of an aggregate of 1,452,119 shares of Series B Convertible Preferred Stock (the "Preferred Stock"), and Class I and Class II Warrants to Carlyle Venture Partners, L.P., C/S Venture Investors, L.P., Carlyle U.S. Venture Partners, L.P. and Carlyle Venture Coinvestment, L.L.C. (collectively, the "Purchasers") for a net purchase price of $4,582,000. The Preferred Stock was purchased at a price lower than market value, and as a result, the difference of $1,953,000 was accounted for by the Company as a dividend to the holders of the Preferred Stock. Each share of Preferred Stock is convertible into one share of Common Stock, subject to adjustment, at the Purchasers' option at any time and at the Company's option if the price per share of Common Stock during any period of thirty consecutive trading days equals or exceeds $7.00 at any time during the first three years or $9.00 at any time thereafter. The holders of the Preferred Stock have the right to appoint two directors to the Company's Board of Directors. The Purchasers have appointed Richard G. Darman, a Partner of The Carlyle Group, and J. Mitchell Reese, the Managing Director-Venture of The Carlyle Group, as their initial appointees to the Company's Board of Directors. The Class I (Mirror) Warrants entitle the Purchasers to purchase an amount of shares of the Company's Common Stock equal to an aggregate of up to 19.9% of the shares of Common Stock purchasable under the Company's outstanding warrants and options on the same terms and conditions of existing warrant and option holders. The Purchasers are obligated to exercise the Class I Warrants at the same time the options and warrants of existing holders are exercised, subject to certain limitations. The Class II Warrants entitle the Purchasers to purchase an aggregate of 290,424 shares of the Company's Common Stock at an exercise price of $7.00 per share for a term of five years. The Purchasers are entitled to "shelf" registration rights and "piggyback" registration rights with respect to the shares of Common Stock underlying the Preferred Stock, the Class I Warrants and the Class II Warrants. Upon a change of control of the Company, defined as (i) a change in any person or group obtaining a majority of the securities ordinarily having the right to vote in an election of Directors; (ii) during any two year period, the individuals who at the beginning of the period constituted the Company's Board of Directors no longer constitute a majority of the Board of Directors; (iii) any merger, consolidation, recapitalization, reorganization, dissolution or liquidation of the Company which results in the current stockholders no longer owning more than 50% of the voting securities or the Company; (iv) any sale, lease exchange or other transfer of all, or substantially all, of the assets of the Company; or (v) the adoption of a plan leading to the liquidation or dissolution of the Company, at the option of the Purchasers, the Company would be required to redeem the Preferred Stock at a price equal to 105% of the offering price, subject to certain adjustments, plus accrued and unpaid dividends.

  In connection with the exercise of stock options, Stephen M. Blinn, the Company's Executive Vice President and a Director (the "Borrower"), issued a promissory note (the "Promissory Note") to the Company for $594,000. The Promissory Note is due on the earlier of September 2, 2007 or the date upon which the Borrower receives the proceeds of the sale of not less than 20,000 of the shares acquired in connection with the exercise of the stock options. Interest accrues at the rate of 6.55%, compounding annually, and is payable on the earlier of the maturity date of the Promissory Note or upon certain defined Events of Default. The Borrower may prepay all or any part of the Promissory Note without penalty or premium.

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors currently consists of nine members, classified into three classes as follows: first Dr. Jacobson, Mr. Taskey and Mr. Sullivan constitute a class with a term which expires at the Annual Meeting (the "Class B directors"); second Mr. Blinn, Mr. Kirkpatrick and Mr. Darman constitute a class with a term ending in 2000 (the "Class A directors"); and third Dr. Weinstock, Mr. McLendon and Mr. Reese constitute a class with a term ending in 1999 (the "Class C directors"). At each annual meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  Pursuant to the Company's by-laws, the Board of Directors on January 22, 1998 voted (i) to fix the Board of Directors at nine members and (ii) to nominate Dr. Jacobson, Mr. Taskey and Mr. Sullivan for election at the Meeting for a term of three years to serve until the Annual Meeting of Stockholders in the year 2001, and until their respective successors are elected and qualified. The Class A directors (Mr. Blinn, Mr. Kirkpatrick and Mr. Darman) and the Class C directors (Mr. McLendon Dr. Weinstock and Mr. Reese) will serve until the Annual Meetings of Stockholders to be held in 2000 and 1999, respectively, and until their respective successors have been elected and qualified.

  Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

  A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. JACOBSON, MR. TASKEY AND MR. SULLIVAN AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Committee has recommended and the Board of Directors has approved the appointment of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. The Company expects that representatives of KPMG Peat Marwick, LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK, LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  In order to be included in Proxy material for the 1999 Annual Meeting, Stockholders' proposals must be received by the Company on or before January 29, 1999. To be considered for presentation at the Annual Meeting of Stockholders to be held in 1999, Stockholder proposals must be received, marked for the attention of: Secretary, Sight Resource Corporation, 100 Jeffrey Avenue, Holliston, Massachusetts, 01746 not earlier than February 27, 1999 and not later than March 29, 1999.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ William T. Sullivan
                                          WILLIAM T. SULLIVAN
                                          President and Chief Executive
                                           Officer

April 23, 1998

--------------------------------------------------------------------------------
                          SIGHT RESOURCE CORPORATION

THIS PROXY IS BEING SOLICITED BY SIGHT RESOURCE CORPORATION BOARD OF DIRECTORS

     The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 17, 1998 in connection with the Annual Meeting to be held at 9:00 a.m. on Thursday, May 28, 1998 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at One Financial Center, 38th Floor, Boston, MA 02111, and hereby appoints William T. Sullivan and William G. McLendon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Sight Resource Corporation registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

NOMINEES: Gary Jacobson, M.D., Russell E. Taskey and William T. Sullivan

SEE REVERSE SIDE FOR THE PROPOSALS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                              (SEE REVERSE SIDE)

--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                          SIGHT RESOURCE CORPORATION

                                 MAY 28, 1998



               Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example using
      dark ink only.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


                          FOR        WITHHELD
1. Election of            [_]          [_]         NOMINEES: Gary Jacobson, M.D.
   Directors (or if                                          Russell E. Taskey
   any nominee is                                            William T. Sullivan
   not available for
   election, such substitute as the Board
   of Directors may designate)

For all nominees, except as noted below:


--------------------------------------------------------

                                                 FOR     AGAINST    ABSTAIN
2. Proposal to Ratify the Appointment of         [_]       [_]        [_]
   KPMG Peat Marwick, LLP as the Company's
   independent public accountants for the
   fiscal year ending 1998.



Signature:                                        Date:
          ---------------------------------------      ------------------

Signature:                                        Date:
          ---------------------------------------      ------------------

NOTE: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.